EXHIBIT 10.1

AVID TECHNOLOGY, INC.

Avid Technology Park

One Park West

Tewksbury, MA 01876

2007 EMPLOYEE BONUS PLAN

On December 12, 2006, the independent members of the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”) adopted this 2007 Employee Bonus Plan (the “Plan”).

PURPOSE OF THE PLAN

The purpose of this Plan is: (1) to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate talented employees and (2) to reward employees for helping the Company to achieve certain financial goals for 2007, as well as for individual performance and contributions. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

ADMINISTRATION

The Plan is administered by the Board. The Board has the exclusive right to administer, interpret and decide any and all matters arising under or in connection with the Plan including, without limitation, the right to modify, amend, revoke or suspend the Plan at any time in its sole discretion. All decisions by the Board are made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan. No director or person acting pursuant to the authority delegated by the Board will be liable for any action or determination relating to or under the Plan made in good faith.

To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company such powers under the Plan as the Board may determine in its discretion, provided that the Board shall determine the Bonus Payout (as defined below) for each executive officer of the Company.

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”). All references in the Plan to the “Board” means the Board or a Committee of the Board or the executive officer referred to in the immediately preceding paragraph to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

ELIGIBILITY

All Company employees (other than temporary employees, employees hired after September 30, 2007, and employees who are covered by a sales compensation or commission-based plan) are eligible to participate in the Plan, including all of the Company’s executive officers. Eligible employees must be employed by the Company at the time awards are paid out under the Plan in order to receive their award, if any. Each such eligible employee is deemed a “Participant” in the Plan.

BONUS PAYOUTS

A Participant’s bonus payout under the Plan (“Bonus Payout”) is based on three factors, each as defined below: (1) the Participant’s Target Award; (2) the financial performance of the Participant’s Business Unit (“Business Unit Performance”); and (3) the Participant’s individual performance (“Individual Performance”).

Target Award. A “Participant’s Target Award” is an amount between 5% and 140% of a Participant’s base salary, based on various factors (as determined by the Board for all executive officers, and by management for all other Participants), including the Participant’s role and position within the organizational structure of the Company. The “Business Unit Target Award,” for each business unit, is the sum of the Target Awards for all Participants in such business unit, as the case may be.

Business Unit Performance. The Business Unit Performance component of a Participant’s Bonus Payout is an objective measurement of a business unit’s financial results based on operating profit, as further discussed below.

Individual Performance. Based on the subjective evaluation (by the Board for all executive officers, and by management for all other Participants) of the Participant’s overall performance and contributions to the Company, a multiplier ranging from 0 to 1.2 is applied to the Participant’s Target Award in order to determine the Participant’s Bonus Payout. Accordingly, this Individual Performance component may increase a Participant’s Bonus Payout by as much as 20% of such Participant’s Target Award or, in other circumstances, reduce the award to zero.

PLAN GOALS AND MEASUREMENT

For purposes of the Plan, all Participants are grouped into one of four business units: Corporate, Audio, Consumer or Video. For each of the business units, Business Unit Performance is measured by operating profit. In order for a Participant to receive a bonus, operating profit for the Company and the Participant’s business unit must exceed minimum amounts established by the Board, as further described below.

As a threshold matter, for all business units, the Company’s 2007 operating profit must exceed a minimum amount established by the Board for any Bonus Payout to be made to any Participant.

Business Unit Performance is measured by operating profit. Once a business unit meets a minimum operating profit threshold (“Threshold Operating Profit”), as established by the Board, Participants in that business unit become eligible to receive a percentage of their Target Awards up to 100% if the target operating profit (“Target Operating Profit”) is achieved, subject to their Individual Performance. The Target Operating Profit is an amount set by the Board which exceeds the Threshold Operating Profit and is based on the Company’s operating plan for 2007. The Target Operating Profit for the Corporate business unit is the sum of the Target Operating Profits for the Audio, Consumer and Video business units.

If the Corporate business unit exceeds its Target Operating Profit, 30% of such excess amount (the “Over-Achievement Pool”) will be added to the total bonus pool available for Participants whose business units exceed their respective Target Operating Profits (each, a “Qualifying Business Unit”). A portion of the Over-Achievement Pool calculated by multiplying the Over-Achievement Pool by a fraction (the numerator of which is the Corporate Business Unit Target Award and the denominator of which is the sum of the Business Unit Target Awards of each Qualifying Business Unit) will be allocated to the Corporate business unit. The remainder of the Over-Achievement Pool will be allocated to each non-Corporate Qualifying Business Unit in proportion to each such non-Corporate Qualifying Business Unit’s contribution to the Corporate business unit’s operating profit in excess of its Target Operating Profit.

The Business Unit Performance component of a Participant’s Bonus Payout is determined as follows: (1) for executive officers of the Company and vice presidents in the Corporate business unit, 100% of the Business Unit Performance component is based on the results of the Corporate business unit; (2) for vice presidents in the Audio, Consumer and Video business units, 75% of the Business Unit Performance component is based on the results of their respective business units and the remaining 25% is based on the Corporate business unit results; and (3) for all Participants below the vice president level, 100% of the Business Unit Performance component is based on the results of their respective business units.

PRO-RATED BONUS PAYOUTS

Bonus Payouts may be pro-rated under the following circumstances:

1.

Any salary change occurring during the year will be automatically pro-rated, as Bonus Payouts are calculated on the actual base salary paid during 2007. For purposes of the Plan, actual base salary includes regular wages, vacation, sick time and holiday time, but not leave of absence pay, overtime, shift differential or other premium pay.

2.

If a Participant is hired after January 1, 2007, the Participant’s Bonus Payout will be pro-rated to include only that portion of the year for which the Participant was employed by the Company. For example, if the Participant is hired on July 1, 2007, the Participant’s Bonus Payout will be based on a half year’s base salary.

3.	If a Participant transfers between business units during the year, the Participant’s Bonus Payout will be adjusted to account for the portion of the year spent in each business unit.

4.	If an individual in a temporary position becomes an employee, the Participant’s Bonus Payout will be calculated on the actual base salary paid after becoming an employee.
5.

If a Participant is promoted after January 1, 2007 to a position with a higher Target Award, the Participant’s Bonus Payout will be adjusted to account for the portion of the year spent at each position.

6.

If a Participant is on an approved leave of absence for part of the year, the Participant’s Bonus Payout will be calculated based on the actual base salary paid during the year. Employees who are on an approved leave of absence on the Bonus Payout date will be considered to be employed for purposes of this Plan.

7.

If a Participant becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Participant’s Bonus Payout will be calculated on the actual base salary paid while on the Company payroll as an employee.

8.	For employees that are hired during the year as a result of an acquisition, initial eligibility for participation in the Plan will be determined on a deal-by-deal basis.

TIMING OF PLAN PAYOUT

Bonus Payouts under the Plan will be determined after the Company’s financial results for 2007 are publicly released, which is currently anticipated to be in February 2008. Bonus Payouts, if any, are expected to be paid in February 2008.

MISCELLANEOUS

Nothing in this Plan will be construed as creating an employment relationship between a Participant and the Company, nor is the Plan intended to be a guarantee of any kind of compensation or any other binding commitment of the Company. The Company may modify Bonus Payouts or establish separate procedures for Participants who are foreign nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters. The provisions of this Plan and all awards made hereunder shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the rules governing conflicts of law.

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